Exhibit 99.1

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of March 3, 2020, by and between Huihe Zheng, an individual with his offices located at Room 707, Soho T2, Tianshan Plaza, Changning District, Shanghai, China (the “Purchaser”), and Tim Shannon (the “Seller”) with his offices located at 8269 Burgos Ct., Orlando, FL 32836, a controlling stockholder as well as an officer and director of 24/7 Kid Doc, Inc., a Florida corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Seller is the record and beneficial owner of (i) 71,000,000 shares (the “Common Shares”) of common stock, par value $0.0001 per share (the “Common Stock”), of the Company, or 710,000 Common Shares after the approval by the Financial Industry Regulatory Authority, Inc. (“FINRA”) of a reverse stock split of the Company’s issued and outstanding capital stock at the ratio of one-for-100 (the “Stock Split”), which represents approximately 43.2% of the issued and outstanding shares of Common Stock and (ii) 1,350,000 Series B Preferred Shares of the Company (the “Preferred Shares,” collectively with Common Shares, the “Shares”), or 13,500 Preferred Shares after the Stock Split, representing all of the issued and outstanding shares of Preferred Stock; and

WHEREAS, Seller desires to sell to the Purchaser, and Purchaser desires to purchase from the Seller, the Shares pursuant to the terms of this Agreement.

NOW, THEREFORE, IT IS AGREED:

ARTICLE I

SALE OF THE SHARES

Section 1.1 Sale of the Shares. Subject to the terms and conditions herein stated, and in reliance upon the representations, warranties, covenants and agreements contained in this Agreement, Seller agrees to sell, assign, transfer, and deliver to Purchaser on the Closing Date, and Purchaser agrees to purchase from Seller on the Closing Date, all of the Shares owned of record and beneficially by Seller for a total consideration of Five Hundred Thousand ($500,000) in cash (the “Purchase Price” and the transactions, the “Sale”). The certificates representing the Shares shall be duly endorsed in blank, with each endorsement accompanied by a Medallion signature guarantee.

Section 1.2 Escrow. The Purchaser and Seller acknowledge that the Purchase Price will be delivered to McMurdo Law Group, LLC, as escrow agent (“Escrow Agent”) in accordance with the escrow agreement dated February 4, 2020, by and among Seller, Purchaser and Escrow Agent (the “Escrow Agreement”). Seller shall, prior to the Closing, deliver to the Escrow Agent original stock certificates representing the Shares, along with medallion guaranteed executed blank stock powers to the Shares and any other documents required to effect the sale of such Shares (collectively, the “Documents”).

The Escrow Agent shall hold the Purchase Price and Documents in escrow and disburse to Seller and Purchaser and the Transfer Agent (as defined below), respectively, in accordance with the terms hereof and the Escrow Agreement. Provided, however, if the Closing has yet to occur on March 6, 2020, the Purchase Price in the Escrow Account shall be delivered to the Purchaser and the Documents shall be delivered to the Seller and this Agreement shall automatically terminate, unless the Purchaser and the Seller agree, in writing, to extend the Closing to a different date.

Section 1.3 Closing.

(a)	The closing of the Sale referred to in Section 1.1 (the “Closing”) shall take place on at such date, time and place as shall be determined by the Purchaser and the Seller. Such closing date is herein referred to as the “Closing Date.”

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(b)	At the Closing:

(i)	The Seller shall cause the Escrow Agent to deliver to Pacific Stock Transfer Company, the transfer agent of the Company (“Transfer Agent”), original stock certificate(s) representing the Common Shares, along with medallion guaranteed executed blank stock power to such shares and any other documents required to effect the sale of such shares (the “Common Share Documents”).

(ii)	The Seller shall cause the Escrow Agent to deliver to deliver to Purchaser, original stock certificate(s) representing the Preferred Shares, along with medallion guaranteed executed blank stock power to such shares and any other documents required to effect the sale of such shares.
(iii)	The Purchaser shall cause the Escrow Agent to disburse to the Seller $325,000 out of the Purchase Price for the Shares by wire transfer of immediately available funds upon receipt of written confirmation by the Transfer Agent that the Common Share Documents are acceptable and a new certificate representing the Common Shares in the name of Purchaser will be issued immediately.

(c)	At and at any time after the Closing, the parties shall duly execute, acknowledge and deliver all such further assignments, conveyances, instruments and documents, and shall take such other action consistent with the terms of this Agreement to carry out the transactions contemplated by this Agreement.

(d)	All representations, covenants and warranties of the Purchaser and Seller contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though the same had been made on and as of such date.

Section 1.4 Taxes. All sales, transfer, income, or gain taxes applicable to the sale of the Shares by Seller as contemplated by this Agreement shall be paid by Seller.

ARTICLE II

REPRESENTATIONS OF SELLER

The Seller represents and warrants to the Purchaser, as of the date of execution of this Agreement and the Closing Date that:

Section 2.1 Ownership of the Shares. Seller is the lawful owner of the Shares, free and clear of all security interests, liens, encumbrances, equities and other charges. Seller further represents that he does not beneficially own any options or warrants or other rights to purchase shares of Common Stock. There are no outstanding or authorized options, warrants, rights, calls, commitments, conversion rights, rights of exchange or other agreements of any character, contingent or otherwise, providing for the purchase, issuance or sale of any of the Shares, or any arrangements that require or permit any of the Shares to be voted by or at the discretion of anyone other than the Seller, and there are no restrictions of any kind on the transfer of any of the Shares other than (a) restrictions on transfer imposed by the Securities Act of 1933, as amended (the “Securities Act”) and (b) restrictions on transfer imposed by applicable state securities or “blue sky” laws. The delivery by such Seller to Purchaser of the Shares pursuant to the provisions of this Agreement will transfer to Purchaser valid title thereto, free and clear of any and all Encumbrances. The Preferred Shares being transferred hereby have been validly issued, fully paid and are non-assessable. The Common Shares were issued to Seller in consideration for a promissory note from Seller in the amount of $71,000 (the “Common Shares Payment”). Seller agrees to make the Common Shares Payment immediately after the execution of this Agreement and prior to the Closing. The Common Shares, when fully paid by the Seller, will be validly issued, fully paid and are non-assessable. The Shares have not been registered with the Securities and Exchange Commission (“SEC”) and are being sold to Purchaser in transactions exempt from registration.

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Section 2.2 Authorization and Validity of Agreement. Seller has full power and authority to execute and deliver this Agreement, to perform his obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and, assuming the due execution of this Agreement by Purchaser, is a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, and similar laws affecting the enforcement of creditors' rights generally and to general equitable principles. The Seller is not a party to any agreement, written or oral, creating rights in respect of any of the Shares in any third party or relating to the voting of the Shares.

Section 2.3 No Brokers. No brokerage or finder's fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement, and the Company has not taken any action that would cause the Purchaser to be liable for any such fees or commissions. The Seller agrees that the Purchaser shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of any Person, for fees of the type contemplated by this Section and Seller shall indemnify and hold Purchaser and the Company harmless from any fees, costs or liabilities of any kind incurred by Purchaser in connection therewith.

Section 2.4 Accuracy of Information. None of the representations and warranties of Seller contained herein, or in the documents furnished by them pursuant hereto, contains any material misstatement of fact or omits to state any material fact necessary to make the statements herein or therein in light of the circumstances in which they were made not misleading.

Section 2.5 No restriction on the Sale. There is no restriction or limitation on the execution and delivery of this Agreement and the consummation or performance of the transactions contemplated hereby.

Section 2.6 No Other Securities. Seller does not, directly or indirectly, own or control any securities of the Company other than the Shares.

ARTICLE III

REPRESENTATIONS OF SELLER RELATING TO THE COMPANY

The Seller represents and warrants to the Purchaser, as of the date of execution of this Agreement and the Closing Date, as follows:

Section 3.1 Existence and Good Standing. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted.

Section 3.2 Capital Stock.

(a) The Company has an authorized capitalization consisting of 200,000,000 shares of Common Stock, par value of $0.0001 per share and 5,000,000 shares of preferred stock, par value $0.0001 per share, of which 2,000,000 shares are designated as Series B Preferred Shares and 1,000,000 shares are designated as Series A Preferred Shares. As of the date hereof, 166,765,752 Common Shares, or 1,667,658 shares post the Stock Split, 1,350,000 Preferred Shares, or 13,500 shares post the Stock Split, and none of the Series A Preferred Shares are issued and outstanding. All the outstanding shares of capital stock have been duly authorized and validly issued and are fully paid and non-assessable. All of the issued and outstanding shares of capital stock of the Company have been offered, issued and sold by the Company in compliance with all applicable federal and state securities laws. No securities of the Company are entitled to preemptive or similar rights, and no person or entity has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated hereby. Except as a result of the purchase and sale of the Shares, there are no outstanding options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Common Stock, or contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional shares of Common Stock, or securities or rights convertible or exchangeable into shares of Common Stock. The issuance and sale of the Shares will not obligate the Company to issue shares of Common Stock or other securities to any Person (other than the Purchaser) and shall not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under such securities.

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(b) There are no outstanding obligations, contingent or otherwise, of the Company to redeem, purchase or otherwise acquire any capital stock or other securities of the Company.

(c)        There are no shareholder agreements, voting trusts or other agreements or understandings to which the Company or Seller is a party or by which either of them are bound relating to the voting of any shares of the capital stock of the Company.

Section 3.3 Subsidiaries. The Company has no subsidiaries.

Section 3.4 Books and Records. The Company's books and records, financial and otherwise, are in all material respects complete and correct and are in the Company’s principal executive offices.

Section 3.5 Litigation. There are no (a) actions, suits, or legal, equitable, arbitrative, or administrative proceedings pending threatened against the Company, or (b) judgments, injunctions, writs, rulings, or orders by any governmental person against the Company. Neither the Company, nor any officer, key employee or 5% stockholder of the Company in his, her or its capacity as such, is in default with respect to any order, writ, injunction, decree, ruling or decision of any court, commission, board or any other government agency. The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or the Securities Act.

Section 3.6 Taxes. The Company has duly and timely filed all required federal, state, county, local and foreign tax returns required to be filed by the Company. There are no liens for taxes upon the assets of the Company except for statutory liens for current taxes not yet due and payable or which may thereafter be paid without penalty or are being contested in good faith. The Company has not received any notice of audit, is not undergoing any audit of its tax returns, or has received any notice of deficiency or assessment from any taxing authority with respect to liability for taxes which has not been fully paid or finally settled. There have been no waivers of statutes of limitations by the Company with respect to any tax returns. The Company has not filed a request with the Internal Revenue Service for changes in accounting methods within the last three years which change would affect the accounting for tax purposes, directly or indirectly, of its business. The Company has not executed an extension or waiver of any statute of limitations on the assessment or collection of any taxes due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

Section 3.7 Accuracy of Information. None of the representations and warranties of the Seller as an officer and director of the Company contained herein, or in the documents furnished by him pursuant hereto, contains any material misstatement of fact or omits to state any material fact necessary to make the statements herein or therein in light of the circumstances in which they were made not misleading.

Section 3.8 Disclosure. The Seller confirms that neither he nor any other Person acting on his behalf has provided the Purchaser or his agents or counsel with any information that constitutes or might constitute material, nonpublic information concerning the Company. The Seller understands and confirms that the Purchaser will rely on the foregoing representations in effecting transactions in securities of the Company. All disclosure provided to the Purchaser regarding the Company, its business and the transactions contemplated hereby, furnished by or on behalf of the Seller with respect to the representations and warranties made herein are true and correct with respect to such representations and warranties and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Seller acknowledges and agrees that the Purchaser has not made, nor is the Purchaser making, any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth herein.

Section 3.9 No Disagreements with Accountants and Lawyers. There are no disagreements of any kind presently existing, or reasonably anticipated by the Company to arise, between the accountants and lawyers formerly or presently employed by the Company. The Company does not owe any fees to its accountants and lawyers.

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Section 3.10 No Conflicts. The execution, delivery and performance of this Agreement and the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the Company’s Articles of Incorporation, By-laws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of any agreement, credit facility, debt or other instrument (evidencing a Company debt or otherwise) or other understanding to which the Company is a party or by which any property or asset of the Company is bound or affected or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company is bound or affected.

Section 3.11 Filings, Consents and Approvals. Neither the Seller nor the Company is required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance of this Agreement.

Section 3.12 Compliance. The Company: (i) is not in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company under), nor has the Company received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is not in violation of any order of any court, arbitrator or governmental body and (iii) is not and has not been in violation of any statute, rule or regulation of any governmental authority.

Section 3.13 Transactions With Affiliates and Employees. Except as required to be set forth in the SEC Reports, none of the officers or directors of the Company and none of the Affiliates or employees of the Company is presently a party to any transaction with the Company (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

Section 3.14 Assets. The Company does not own or lease any assets.

Section 3.15 Investment Company/Investment Advisor. The business of the Company does not require it to be registered as an investment company or investment advisor; as such terms are defined under the Investment Company Act and the Investment Advisors Act of 1940.

Section 3.16 Environmental Matters. The Company has complied with all applicable state and federal environmental laws and regulations (“Environmental Law”). There is no pending or threatened civil or criminal litigation, written notice of violation, formal administrative proceeding or investigation, inquiry or information request by any state and federal governmental entity relating to any Environmental Law involving the Company.

Section 3.17 Informed Decision. The Seller is aware of the Company’s business affairs and financial condition and has reached an informed and knowledgeable decision to sell the Shares.

Section 3.18 No Liabilities or Debts. Except for the loans from Seller in the aggregate amount of $71,000 as of the date hereof (the “Loans”), which will be paid off prior to the Closing, there are no liabilities or debts of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability or debt. The Company is not a guarantor of any indebtedness of any other person, firm or corporation.

Section 3.19 Employee Matters. The Company does not have and since October 2016 did not have any employees other than the Seller. There are no outstanding employment obligation of the Company of any kind. The Company shall have no obligations whatsoever, for any compensation or other amounts payable to any employee, director, consultant, or independent contractor of the Company, including, but not limited to bonus, salary, compensation, accrued vacation, fringe, pension or profit sharing benefits or severance paid or payable to any employee, director, consultant or independent contractor of the Company relating to service with or for the Company at any time prior to the Closing Date.

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Section 3.20 SEC Reports. The Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”). As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. The financial statements included in the SEC Reports have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. The agreements and documents described in the SEC Reports conform in all material aspects to the descriptions thereof contained therein and there are no agreements or other documents required by the Securities Act and the rules and regulations thereunder to be described in the SEC Reports or to be filed with the Commission as exhibits to the Registration Statement, that have not been so described or filed.

Section 3.21 Free-Trading Shares. Of the total issued and outstanding shares of Common Stock of the Company, 148,305,242 shares of Common Stock, or 1,483,052 shares post the Stock Split, are “restricted securities” under applicable U.S. federal and state securities laws and the remaining 18,460,510 shares or 184,605 shares post the Stock Split, are non-restricted securities and their certificates do not contain a legend.

Section 3.22 Trading, DTC Eligibility and Market Makers. The Common Stock of the Company is DTC (Depository Trust Corporation) eligible and is being quoted on the OTC QB under the trading symbol “TVMD”. The Company has eight market makers as of the date hereof. The Company has received notice from the OTC Market Group notifying the Company’s deficiency in meeting the public float requirement and is granted a cure period of 30 calendar days to attain a public float that is at least 10% of the total issued and outstanding shares of Common Stock (the “OTCQB Deficiency”).

Section 3.23 Stock Split. The Board of Directors and the stockholders of the Company have approved the Stock Split which became effective with the State of Florida upon filing of a certificate of amendment on January 13, 2020. The Company is currently undergoing a review of the Stock Split by FINRA.

ARTICLE IV

REPRESENTATIONS OF PURCHASER

Purchaser represents and warrants as follows:

Section 4.1 Authorization of Purchaser. The Purchaser has full power and authority to execute and deliver this Agreement, to perform his obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Purchaser and, assuming the due execution of this Agreement by Seller, will constitute a valid and binding obligation of the Purchaser enforceable against such Purchaser in accordance with its terms, except to the extent that enforceability may be subject to applicable bankruptcy, insolvency, reorganization, and similar laws affecting the enforcement of creditors' rights generally and to general equitable principles.

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Section 4.2 Consents and Approvals; No Violations. The execution and delivery of this Agreement by Purchaser and the consummation of the transactions contemplated hereby (a) will not violate any statute, rule, regulation, order or decree of any public body or authority by which Purchaser is bound or by which any of his properties or assets are bound, (b) will not require any filing with, or permit, consent or approval of, or the giving of any notice to, any governmental or regulatory body, agency or authority on or prior to the Closing Date, and (c) will not result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Encumbrance upon any of the properties or assets of Purchaser under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement, or any other instrument or obligation to which Purchaser is a party, or by which he or any of his properties or assets may be bound.

Section 4.3 Purchase for Investment. With regard to the Shares purchased from the Seller, Purchaser and his assigns or designees will acquire the Shares solely for his own account for investment purposes only and not with a view toward any resale or distribution thereof. With regard to the Shares purchased from the Seller, Purchaser agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under such Securities Act, and without compliance with the securities laws of other jurisdictions, to the extent applicable. Purchaser has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of its purchase of the Shares. Purchaser confirms that the Company and Seller have made available to Purchaser the opportunity to ask questions of the Company and to acquire additional information about the Company's business and financial condition.

Section 4.4 Available Funds. Purchaser will have on the Closing Date sufficient funds to perform all of his obligations under this Agreement.

Section 4.5 Broker's or Finder's Fees. No agent, broker, firm or other Person acting on behalf of Purchaser is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated herein.

Section 4.6 Accuracy of Information. None of the representations and warranties of Purchaser contained herein, or in the documents furnished pursuant hereto, contains any material misstatement of fact or omits to state any material fact necessary to make the statements herein or therein in light of the circumstances in which they were made not misleading.

ARTICLE V

CONDITIONS TO SELLER'S OBLIGATIONS

The sale of the Shares by Seller on the Closing Date is conditioned upon satisfaction or waiver, at or prior to the consummation of the Sale, of the following conditions:

Section 5.1 Accuracy of Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date.

Section 5.2 Performance of Agreements. Each and all of the agreements of Purchaser to be performed at or prior to the Closing Date pursuant to the terms hereof shall have been duly performed in all material respects.

Section 5.3 No Injunction. No court or other governmental body or public authority shall have issued an order that shall then be in effect restraining or prohibiting the completion of the transactions contemplated hereby.

Section 5.4 Deposit of Purchase Price to Escrow Agent. The Purchaser shall have deposited the Purchase Price to the Escrow Agent.

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ARTICLE VI

CONDITIONS TO PURCHASER'S OBLIGATIONS

The purchase of the Shares by Purchaser on the Closing Date is conditioned upon the satisfaction or waiver, at or prior to the consummation of the Sale, of the following conditions:

Section 6.1 Accuracy of Representations and Warranties. The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties have been made on and as of such date (except to the extent that any such representation and warranty is stated in this Agreement to be made as of a specific date, in which case such representation and warranty shall be true and correct as of such specified date).

Section 6.2 Performance of Agreements. Each and all of the agreements of Seller to be performed at or prior to the Closing Date pursuant to the terms hereof shall have been duly performed in all material respects.

Section 6.3 No Injunction. No court or other government body or public authority shall have issued an order which shall then be in effect restraining or prohibiting the completion of the transactions contemplated hereby.

Section 6.4 Completion of Due Diligence. Purchaser has completed his due diligence investigation of the Shares and the Company, and the results of such investigation are satisfactory to Purchaser in its sole discretion.

Section 6.5 Delivery of Documents. The Documents shall have been delivered to the Transfer Agent and Escrow Agent and Purchaser shall have received written confirmation from the Transfer Agent that the Common Share Documents are acceptable and a new certificate representing the Common Shares in the name of Purchaser will be issued immediately.

Section 6.6 Certificate of Good Standing. A copy of the Certificate of Good Standing from the Company, dated no more than three business days prior to the Closing Date, shall have been delivered to Purchaser prior to the Closing Date.

Section 6.7 Payment of Common Shares. Seller shall have made the Common Shares Payment in full.

Section 6.8 OTCQB Compliance. The Company shall have received written confirmation from the OTCQB Market that the OTCQB Deficiency has been cured and the Company is in full compliance with the requirements of the OTCQB Market.

Section 6.9 Delivery of Additional Closing Documents. Seller shall have delivered to Escrow Agent the following items to be delivered to Purchaser at Closing:

(e)	a duly executed loan payoff letter, evidencing the payoff of the Loans, prior to the Closing Date;
(f)	a duly executed personal guarantee, in the form attached hereto as Exhibit A;
(g)	duly signed resignation letters from certain officers and directors; and
(h)	a duly executed board resolution approving the appointment of Purchaser Director and Purchaser Officer (as defined below).

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ARTICLE VII

CERTAIN AGREEMENTS

Section 7.1 Reasonable Best Efforts. Each of the parties hereto agrees to use its reasonable best efforts to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other party hereto in doing, all things necessary, proper, or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including, but not limited to, (a) the obtaining of all necessary waivers, consents, and approvals from governmental or regulatory agencies or authorities and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain any approval or waiver from, or to avoid any action or proceeding by, any governmental agency or authority, (b) the obtaining of all necessary consents, approvals, or waivers from third parties, and (c) the defending of any lawsuits or any other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including, without limitation, seeking to have any temporary restraining order entered by any court or administrative authority vacated or reversed.

Section 7.2 Board of Directors; Officers. At the Closing, (a) the Board of Directors shall consist of two current directors (the “Existing Directors”) and one director appointed by Purchaser (the “Purchaser Director”), and (b) all officers of the Company shall resign except that Seller shall continue to serve as Chief Financial Officer of the Company until the filing of the Annual Report (as defined below) and the Board of Directors shall appoint the designees of Purchaser as the officers thereof (the “Purchaser Officer”). Upon compliance by the Company with information statement delivery requirements pursuant to Rule 14f-1 under the Exchange Act, if applicable, the Existing Directors shall resign and the vacancy created thereby shall be filled by directors designated by the Purchaser Director.

Section 7.3 Further SEC Filings. Seller shall take all such further acts as shall be required to permit the Company to file any SEC Reports to be filed at or following the Closing which reflect the business and operations of the Company prior to the Closing, and shall execute and deliver all certifications required to be filed by the Company with respect to financial statements of the Company reflecting in whole or in part the business and operations of the Company prior to the Closing. Seller acknowledges that this covenant is a material inducement to the Buyer in entering into the transactions contemplated hereby and in connection herewith.

Section 7.4 Annual Report. Seller shall prepare and file the annual report on Form 10-K for the Company for the fiscal year ended December 31, 2019 (the “Annual Report”) expeditiously following the Closing, in no event later than April 14, 2020. Seller shall bear all the costs in connection with the filing of the Annual Report, provided that Purchaser will pay Seller Twenty Thousand and no/100 U.S. Dollars ($20,000) towards the costs for the filing of the Annual Report, which payment has been included in the Purchase Price. A portion of the Purchase Price ($50,000) shall remain in the escrow account for indemnification purposes and shall be disbursed to Seller upon filing of the Annual Report, provided that such funds are not subject to any indemnification claims brought by Purchaser.

Section 7.5 Compensation Shares. Seller agrees to accept an aggregate of 200,000,000 shares of Common Stock (the “Compensation Shares”) in lieu of cash for a severance payment of $200,000 (the “Severance Payment”), to which Seller will be entitled for termination of his employment with the Company in connection with the transactions contemplated herein and transfer all of his Compensation Shares to Purchaser or his assignee(s) at no additional cost at the end of his term of employment. In the event the Company does not have sufficient authorized but unissued shares of common stock for the issuance of the Compensation Shares, or the issuance of such Compensation Shares would cause the Company to be incompliant with any requirements of the OTCQB Marketplace, Seller agrees to assign to Purchaser or his designee(s) all his right, title and interest in, to the Severance Payment, at no additional cost.

Section 7.6 Escrow.

(a)	At the Closing, Three Hundred Twenty-Five Thousand Dollars ($325,000) shall be released from the Escrow Account and paid to Seller.

(b)	Twenty-Five Thousand Dollars ($25,000) out of the Purchase Price shall continue to be held in the Escrow Account, pursuant and subject to the terms of this Agreement and the Escrow Agreement and shall be disbursed from the Escrow Account upon the approval by FINRA of the Stock Split.

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(c)	Fifty Thousand Dollars ($50,000) out of the Purchase Price shall continue to be held in the Escrow Account pursuant and subject to the terms of this Agreement and the Escrow Agreement, to satisfy Purchaser’ rights, if any, to indemnification under Section 8.1(a) hereof. Subject to and in accordance with the Escrow Agreement, on the first Business Day immediately after the filing of the Annual Report, Purchaser and Seller will provide joint written instructions to the Escrow Agent to disburse from the Escrow Account an amount equal to (i) Fifty Thousand Dollars ($50,000) less (ii) the sum of the amount of (A) any finally determined but unpaid indemnification claims and (B) any reasonable reserve to satisfy pending indemnification claims, in each case, made by a Purchaser indemnitee pursuant to Article VIII hereof. Notwithstanding the foregoing, if the Purchaser indemnitee makes a claim pursuant to Article VIII hereof within the date of the filing of the Annual Report, Fifty Thousand Dollars ($50,000) will be held in the Escrow Account until a final determination has been made with respect to such indemnification claim. Upon final determination of all such pending indemnification claims, Purchaser and Seller will provide joint written instructions to the Escrow Agent to pay (x) to the Purchaser Indemnitees from the Escrow Account the amount of the finally determined indemnification claims and (y) to Seller any remaining escrow funds after giving effect to the payment in clause (x) unless there is an indemnification claim.

(d)	One Hundred Thousand Dollars ($100,000) out of the Purchase Price shall continue to be held in the Escrow Account, pursuant and subject to the terms of this Agreement and the Escrow Agreement and shall be disbursed from the Escrow Account to Seller upon the delivery of the Compensation Shares to the Company.

ARTICLE VIII

SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

Section 8.1 Indemnities.

(a) Seller hereby agrees to indemnify and hold harmless the Purchaser from and against any and all damages, claims, losses, or expenses (including reasonable attorneys' fees and expenses) (“Damages”) actually suffered or paid by Purchaser as a result of the breach of any representation or warranty made by such Seller in this Agreement. Seller further agrees that Purchaser may be indemnified without first filing a lawsuit against the Seller or the Company. To the extent that Seller's undertakings set forth in this Section 8.1(a) may be unenforceable, Seller shall contribute the maximum amount that they are permitted to contribute under applicable law to the payment and satisfaction of all Damages incurred by the parties entitled to indemnification hereunder. In the event that Purchaser should raise a claim for damages pursuant to this section 8.1(a), Seller shall have a fifteen (15) business day cure period, beginning upon notice received, to cure any such defect to Purchaser's satisfaction. If not cured to Purchaser’s satisfaction, in addition to any rights the Purchaser has, Purchaser may have the Escrow Agent to pay Purchaser for such Damages out of the escrow funds.

(b) Purchaser hereby agrees to indemnify and hold harmless Seller against Damages actually suffered or paid by Seller as a result of the breach of any representation or warranty made by the Purchaser in this Agreement. To the extent that the Purchaser's undertakings set forth in this Section 8.1(b) may be unenforceable, the Purchaser shall contribute the maximum amount that he is permitted to contribute under applicable law to the payment and satisfaction of all Damages incurred by the parties entitled to indemnification hereunder.

(c) Any party seeking indemnification under this Article VIII (an “Indemnified Party”) shall give each party from whom indemnification is being sought (each, an “Indemnifying Party”) notice of any matter for which such Indemnified Party is seeking indemnification, stating the amount of the Damages, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. The obligations of an Indemnifying Party under this Article VIII with respect to Damages arising from any claims of any third party that are subject to the indemnification provided for in this Article VIII (collectively, “Third-Party Claims”) shall be governed by and contingent upon the following additional terms and conditions: if an Indemnified Party shall receive, after the Closing Date, initial notice of any Third-Party Claim, the Indemnified Party shall give the Indemnifying Party notice of such Third-Party Claim within such time frame as is necessary to allow for a timely response and in any event within 30 days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such timely notice shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent the Indemnifying Party is materially prejudiced by such failure. The Indemnifying Party shall be entitled to assume and control the defense of such Third-Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within 30 days of the receipt of such notice from the Indemnified Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party (upon advice of counsel) for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, at the expense of the Indemnifying Party, provided that the Indemnified Party and such counsel shall contest such Third-Party Claims in good faith. In the event the Indemnifying Party exercises the right to undertake any such defense against any such Third-Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party's expense, all witnesses, pertinent records, materials, and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third-Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party's expense, all such witnesses, records, materials, and information in the Indemnifying Party's possession or under the Indemnifying Party's control relating thereto as is reasonably required by the Indemnified Party. The Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle or compromise any Third-Party Claim or consent to the entry of any judgment that does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a written release from all liability in respect of such Third-Party Claim, or (ii) settle or compromise any Third-Party Claim in any manner that may adversely affect the Indemnified Party. Finally, no Third-Party Claim that is being defended in good faith by the Indemnifying Party or that is being defended by the Indemnified Party as provided above in this Section 8.1(c) shall be settled by the Indemnified Party without the written consent of the Indemnifying Party.

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ARTICLE IX

MISCELLANEOUS

Section 9.1 Expenses. The parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel, financial advisors, and accountants.

Section 9.2 Governing Law; Consent to Jurisdiction.

(a) The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York.

(b) Each of the parties agrees that any legal action or proceeding with respect to this Agreement shall be brought and enforced in the New York Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereto hereby irrevocably waives any objection that it may now or thereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to in the preceding sentence. Each party hereto hereby consents to process being served in any such action or proceeding by the mailing of a copy thereof to the address set forth opposite its name below and agrees that such service upon receipt shall constitute good and sufficient service of process or notice thereof. Nothing in this paragraph shall affect or eliminate any right to serve process in any other manner permitted by law.

Section 9.3 Captions. The article and section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

Section 9.4 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the date of transmission, if such notice or communication is delivered via e-mail attachment at the email address set forth below at or prior to 5:30 p.m. (New York City time) on a business day, (b) the next business day after the date of transmission, if such notice or communication is delivered via e-mail attachment at the e-mail address as set forth below on a day that is not a business day or later than 5:30 p.m. (New York City time) on any business day, (c) the second (2nd) business day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (d) upon actual receipt by the party to whom such notice is required to be given.

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if to Purchaser, to:

Room 707, Soho T2, Tianshan Plaza

Changning District, Shanghai, China

Attn: Huihe Zheng

Email: 1512529899@qq.com

Telephone: +86 13141099919

With a copy to (which does not constitute notice):

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, NY 10105

Attn: Wei Wang

Email: wwang@egsllp.com

Telephone: 212-370-1300

and if to Seller, to:

8269 Burgos Ct.

Orlando, FL 32836

Email: tbshannon@aol.com

Telephone: (828) 244-5980

or such other addresses or numbers as shall be furnished in writing by any such party in the manner for giving notices hereunder.

Section 9.5 Parties in Interest. This Agreement may not be transferred, assigned, pledged, or hypothecated by any party hereto, other than by operation of law. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 9.6 Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

Section 9.7 Entire Agreement. This Agreement, including its exhibits, schedules, and other documents referred to herein that form a part hereof, contain the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

Section 9.8 Third-Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

* * * * *

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by their respective officers thereunto duly authorized, all as of the day and year first above written.

PURCHASER:

/s/ Huihe Zheng

HUIHE ZHENG

SELLER:

/s/ Tim Shannon

TIM SHANNON

IN WITNESS WHEREOF, the undersigned officer and director of the Company confirms the warranties and representations made in ARTICLE III above as being true and correct.

/s/ Tim Shannon

TIM SHANNON

Chief Executive Officer, Chief Financial Officer and director

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EXHIBIT A

PERSONAL GUARANTEE

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